CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated January 14, 2013 (Except for Note 9.a and Note 13 to which the date is March XX, 2013) with respect to the financial statements of Alcobra Ltd. Included in Amendment No. 2 to the Registration Statement on Form F-1 and related Prospectus of Alcobra Ltd., dated March 18, 2013.

KOST, FORER, GABBAY & KASIERER
A member of Ernst & Young Global

The foregoing report is in the form that will be signed upon completion of the bonus shares described in Note 9(a) to the financial statements.

Tel-Aviv, Israel	/s/ KOST FORER GABBAY & KASIERER
KOST FORER GABBAY & KASIERER
March 18, 2013	A Member of Ernst & Young Global